Exhibt 28

Schedule B

Certain Information Regarding the

Separately Filing Group Membersi

	Class A Common Stockii		Class B Common Stockiii		% of Total	% of Total
Separately Filing Group Member	Shares	% of Class A	Shares	% of Class B	Common Stockiv	Voting Power[v]
FirstCaribbean International Trust Company (Bahamas) Limited in its capacity as trustee and Other Reporting Personsvi	-	-	673,350	1.3%	*	1.2%
Trustees of the Thomas J. Pritzker Family Trusts and Other Reporting Personsvii	752,125	1.8%	20,878,516	39.3%	22.7%	36.5%
Trustees of the Nicholas J. Pritzker Family Trusts and Other Reporting Personsviii	-	-	70,000	*	*	*
Trustees of the Jennifer N. Pritzker Family Trusts and Other Reporting Personsix	-	-	1,580,755	3.0%	1.7%	2.8%
Trustees of the Linda Pritzker Family Trusts[x]	-	-	-	-	-	-
Trustees of the Karen L. Pritzker Family Trustsxi	-	-	3,606,816	6.8%	3.8%	6.3%
Trustee of the Penny Pritzker Family Trusts and Other Reporting Personsxii	14,650	*	6,511,568	12.3%	6.8%	11.4%
Trustees of the Daniel F. Pritzker Family Trusts and Other Reporting Personsxiii	-	-	1,922	*	*	*
Trustees of the Gigi Pritzker Pucker Family Trusts and Other Reporting Personsxiv	-	-	17,554,636	33.0%	18.4%	30.6%
Pritzker Family Group Totals	766,775	1.8%	50,877,563	95.7%	54.1%	88.8%

* Less than 1% beneficial ownership

i All references to the number of shares outstanding are as of April 25, 2025, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as adjusted to account for the conversion of an aggregate of 364,620 shares of Class B Common Stock into 364,620 shares of Class A Common Stock in connection with sales by a Separately Filing Group Member on May 14, 2025.

ii The information shown in the table with respect to the percentage of Class A Common Stock beneficially owned is based on 42,308,329 shares of Class A Common Stock outstanding as of April 25, 2025, as adjusted, assuming that no additional outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

iii The information shown in the table with respect of the percentage of Class B Common Stock beneficially owned is based on 53,147,958 shares of Class B Common Stock outstanding as of April 25, 2025, as adjusted, assuming that no additional outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

iv The information shown in the table with respect to the percentage of total Common Stock beneficially owned is based on 42,308,329 shares of Class A Common Stock and 53,147,958 shares of Class B Common Stock outstanding as of April 25, 2025, as adjusted.

v With respect to matters upon which the Issuer’s stockholders are entitled to vote, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share. The percentage of total voting power of the shares of Common Stock is calculated based on the total voting power of the shares of Common Stock outstanding as of April 25, 2025, as adjusted, which is comprised of 42,308,329 shares of Class A Common Stock and 53,147,958 shares of Class B Common Stock and assumes that no additional outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock.

vi See the Schedule 13D filed on August 26, 2010, as amended, by the CIBC Trust Company (Bahamas) Limited, solely as trustee of the Non-U.S. Situs Trusts listed on Appendix A to the Schedule 13D, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

vii See the Schedule 13D filed on August 26, 2010, as amended, by Marshall E. Eisenberg, not individually, but solely as trustee of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office. Thomas J. Pritzker holds the following stock appreciation rights (“SARs”) that are currently exercisable or will become exercisable within sixty days: (a) 212,967 SARs at an exercise price of $80.02; (b) 292,226 SARs at an exercise price of $71.67; (c) 563,063 SARs at an exercise price of $48.66; (d) 174,337 SARs at an exercise price of $80.46; (e) 109,386 SARs at an exercise price of $95.06; (f) 61,804 SARs at an exercise price of $111.71; and (g) 22,519 SARs at an exercise price of $157.11. Each SAR gives the holder the right to receive a number of shares of Class A Common Stock equal to the excess of the value of one share of Class A Common Stock at the exercise date, over the exercise price. The number of shares of Class A Common Stock that Mr. Pritzker will receive upon exercise of such SARs is not determinable until the date of exercise and therefore is not included in the information above. .

viii See the Schedule 13D filed on August 26, 2010, as amended, by Marshall E. Eisenberg, not individually, but solely as trustee of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

ix See the Schedule 13D filed on August 26, 2010, as amended, by Charles E. Dobrusin and Harry B. Rosenberg, not individually, but solely as co-trustees of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

x See the Schedule 13D filed on August 26, 2010, as amended, by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

xi See the Schedule 13D filed on August 26, 2010, as amended, by Walter W. Simmers, Andrew D. Wingate and Lucinda Falk, not individually, but solely as co-trustees for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

xii See the Schedule 13D filed on August 26, 2010, as amended, by John Kevin Poorman, not individually, but solely as trustee of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

xiii See the Schedule 13D filed on August 26, 2010, as amended, by Lewis M. Linn, not individually, but solely as trustee for the trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.

xiv See the Schedule 13D filed on August 26, 2010, as amended, by Gigi Pritzker Pucker and Edward W. Rabin, not individually, but solely as trustees of certain trusts listed on Appendix A-1 to the Schedule 13D, and the other Reporting Persons named therein on, which includes information regarding the filer’s jurisdiction of organization, principal business, and address of principal office.